UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 8, 2010

EZCORP, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-19424 (Commission File Number)	74-2540145 (IRS Employer Identification No.)
1901 Capital Parkway, Austin, Texas 78746
(Address of principal executive offices) (zip code)
Registrant’s telephone number, including area code: (512) 314-3400
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 — Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
(b), (c)	On October 8, 2010, Joseph L. Rotunda, EZCORP, Inc.’s Chief Executive Officer (principal executive officer), informed the company’s Board of Directors of his intention to retire from his positions as Chief Executive Officer and member of the Board of Directors, effective October 31, 2010. Mr. Rotunda served the full term of his previously disclosed employment agreement, which expired on October 8, 2010, and as a result, is entitled to certain compensatory benefits, which are described in paragraph (e) below.

On October 8, 2010, the company’s Board of Directors named Paul E. Rothamel as President and Chief Executive Officer (principal executive officer), effective November 1, 2010. Mr. Rothamel is currently serving as President and Chief Operating Officer, having joined the company in September 2009 as Executive Vice President and Chief Operating Officer. In February 2010, Mr. Rothamel was appointed President, in addition to his role as Chief Operating Officer, and was designated by the Board of Directors as the successor to Mr. Rotunda as Chief Executive Officer, effective upon Mr. Rotunda’s retirement.

A copy of the company’s press release announcing these executive changes is attached as Exhibit 99.1. Additional information about Mr. Rothamel’s background can be found in the company’s Current Report on Form 8-K dated August 3, 2009 (filed August 6, 2009).

(e)	As described in the company’s Annual Report on Form 10-K for the year ended September 30, 2009 (Item 11 — Executive Compensation — Other Benefits and Perquisites — Certain Termination and Change-in-Control Benefits — Rotunda Employment Agreement), Mr. Rotunda’s previously disclosed employment agreement provides that, upon serving the full term of the agreement (through October 8, 2010), Mr. Rotunda is entitled to a cash payment equal to one year’s base salary plus his most recent annual incentive bonus award. That cash payment (totaling approximately $3.4 million) is payable on January 7, 2011.

Also as described in the company’s Annual Report on Form 10-K for the year ended September 30, 2009 (Item 11 — Executive Compensation — Other Benefits and Perquisites — Certain Termination and Change-in-Control Benefits — October 2, 2006 Restricted Stock Awards), the restricted stock award granted to Mr. Rotunda on October 2, 2006 gave the Board of Directors the ability to accelerate the vesting of all unvested shares if Mr. Rotunda serves the full term of his employment agreement and has successfully implemented a transition plan to a new Chief Executive Officer. The Board of Directors, with the recommendation of the Compensation Committee, has determined that Mr. Rotunda has satisfied those conditions, and therefore, the Board has approved the vesting of all unvested shares, effective upon the termination of Mr. Rotunda’s employment on October 31, 2010. That acceleration results in the vesting of 567,000 shares (excluding the shares that would have vested in any event based on the company’s performance through the end of fiscal 2010).

As a result of the compensatory benefits described above, the company expects to incur aggregate charges in the first quarter of fiscal 2011 of approximately $10.8 million.

As provided in Mr. Rotunda’s employment agreement and as previously disclosed, the company and Mr. Rotunda have entered into a five-year consulting agreement, effective November 1, 2010, that will provide for an annual consulting fee of $500,000, payable monthly, an annual incentive bonus with a target amount equal to 50% of the annual fee and a maximum amount equal to 100% of the annual fee, and reimbursement of reasonable business expenses. The company has also agreed to continue the healthcare benefits for Mr. Rotunda during the term of the consulting agreement. If the consulting agreement is terminated by reason of Mr. Rotunda’s death or disability, he will be entitled to payment of an amount equal to one year’s annual consulting fee plus one year of incentive bonus (calculated at the target amount) and continuation of healthcare benefits for Mr. Rotunda and/or his spouse (as applicable) for one year. A copy of the consulting agreement is attached as Exhibit 10.1.
Item 9.01 Financial Statements and Exhibits.
(d)	Exhibits.

10.1	Consulting Agreement, effective November 1, 2010, between EZCORP, Inc. and Joseph L. Rotunda
99.1	Press Release dated October 11, 2010

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EZCORP, INC.
Date: October 11, 2010	By:	/s/ Thomas H. Welch, Jr.
Thomas H. Welch, Jr.
Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit
No.	Description of Exhibit

10.1	Consulting Agreement, effective November 1, 2010, between EZCORP, Inc. and Joseph L. Rotunda
99.1	Press Release dated October 11, 2010

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